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Exhibit 16.2 - Letter of Anderson ZurMuehlen & Co., P.C.


                        [Anderson ZurMuehlen & Co., P.C.]



September 17, 2001



Securities and Exchange Commission Mail Stop 9-5 450 5th Street, N.W. Washington, D.C. 20548

Dear Sirs/Madams:

We have read and agree with the comments in the "Information Concerning Change in Auditor in the Two Most Recent Fiscal Years" section of the Proxy Statement for the October 28, 2001 Annual Meeting of the Stockholders of Eagle Bancorp.

Sincerely,

/s/ Anderson ZurMuehlen & Co., P.C.
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    Anderson ZurMuehlen & Co., P.C.